Exhibit 10.13
Portions of this exhibit marked [*] are requested to be treated confidentially.
LICENSE AGREEMENT
     This License Agreement (this “Agreement”) made as of this 28th day of August, (the “ Effective Date”) 2007 by and between
     TMRC Co., Ltd., a corporation organized under the laws of Japan (“TMRC”), having a place of business at 4-3, Akasaka 3-chome, Minato-ku, Tokyo, Japan
     and
     INNOVIVE PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware, U.S.A. (“Innovive”), having a place of business at 555 Madison Avenue, New York, NY 10022, U.S.A.
WITNESSETH THAT:
     WHEREAS, TMRC is engaged in research and development of pharmaceutical product called TM-411 (Tamibarotene); and
     WHEREAS, Innovive desires to obtain an exclusive license under TMRC’s rights in the pharmaceutical product called TM-411 (Tamibarotene) to research, develop and commercialize such product in European countries; and
     WHEREAS, TMRC has agreed to grant exclusive license under TMRC’s rights in the pharmaceutical product called TM-411 (Tamibarotene) to research, develop and commercialize such product in the Territory (as defined below) .
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:
     1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1

     1.2 “Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, ordinances, orders, decrees or administrative decisions and the like of any nation or government.
     1.3 “Competent Authority (ies)” shall mean, collectively, the governmental entities in each country in the Territory responsible for (a) the regulation of any Product intended for use in the Field (b) the establishment, maintenance and/or protection of rights related to the Licensed Patent Rights, or (c) any other applicable regulatory or administrative agency in any country in the Territory that is comparable to, or a counterpart of, the foregoing, including but not limited to European Agency for the Evaluation of Medicinal products (EMEA) and each country’s Medicines and Healthcare Products Regulatory Agency (MHRA).
     1.4 “Compound” shall mean the compound known as TM-411 (Tamibarotene) listed on Exhibit B, and any parts, analogs and derivatives thereof.
     1.5 “Government Approvals” shall mean any approvals, licenses, registrations, or equivalents of Competent Authorities that are necessary for the manufacture, use, storage, transport, export, import, clinical testing or sale of the Product.
     1.6 “Field 1” shall mean the pharmaceutical prevention or treatment of acute promyelocytic leukemia (APL), “Field 2” shall mean the pharmaceutical prevention or treatment in human hematological malignancies, including but not limited to Multiple myeloma (MM), Myelodysplastic syndrome (MDS), Chronic myelomonocytic leukemia (CMMoL), Chronic Myelocytic leukemia (CML) and Acute myelocytic leukemia (AML) and solid tumor indications except Hepatocelluar carcinoma (HCC). “Field” shall collectively mean Field 1 and Field 2.
     1.7 “First Commercial Sale” shall mean that, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.
     1.8 “Joint Development” shall mean work to be conducted by TMRC and/or Innovive (including but not limited to work in which either TMRC or Innovive participates by means of payment in part), such as nonclinical and/or clinical studies of Product in the Field, in each case as listed on Exhibit D.
     1.9 “LICENSE AGREEMENT” shall mean the License Agreement that provides for a license grant to TM-411 (Tamibarotene) for use in North America as of December 6, 2006 between TMRC and Innovive.
     1.10 “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights, Licensed Trademark Rights and the Licensed Know-How Rights.
     1.11 “Licensed Know-How Rights” shall mean all trade secret and other know-how rights in and to all data, information, compositions and other technology, including the Compound (and including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are available to TMRC and are necessary or useful for Innovive to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise relates to the Compound.

     1.12 “Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Exhibit A hereto, (b) all patents and patent applications in the Territory that claim or cover the Compound and for which TMRC heretofore or hereafter has an ownership or (sub) licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clauses (a) — (b) above or the patent applications that resulted in the patents described in clauses (a) — (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, reexaminations, renewals, extensions or additions thereto.
     1.13 “Licensed Trademark Rights” shall mean (a) trademark owned by TMRC all common law rights and registered rights in and to the Trademark.
     1.14 “MAA” shall mean a Marketing Authorization Application, or similar application for marketing approval of a Product for use in the Field submitted by Innovive to the applicable Competent Authority, or its foreign equivalent.
     1.15 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Innovive and its sublicensees or its Affiliate to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by Innovive and its sublicensees or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Innovive and its sublicensees or its Affiliate (as applicable) in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to such customers; (f) sales commissions incurred on the sale of such Product to such customers; and (g) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.
     1.16 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
     1.17 “Phase II Clinical Trial” shall mean a Phase II human clinical trial sponsored by Innovive or its Affiliate that is intended to initially evaluate the effectiveness of the Compound for a particular indication or indications in patients with the disease or indication under study, and is conducted in any country in Territory.
     1.18 “Phase III Clinical Trial” shall mean Phase III human clinical trial sponsored by Innovive or its Affiliate that is to investigate the safety and efficacy use of the Compound which investigation will include comparative trials with appropriate antitumor agents.
     1.19 “Product(s)” shall mean any therapeutic or preventative pharmaceutical products containing the Compound as an ingredient.

     1.20 “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including MAAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.
     1.21 “Royalty Term” shall mean, with respect to each Product in each country, the term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Product in such country.
     1.22 “SUPPLY AGREEMENT” shall mean the Supply Agreement between the parties regarding the supply of Tamibarotene dated March 12, 2007 between TMRC and Innovive.
     1.23 “Territory” shall mean countries listed on Exhibit C.
     1.24 “Third Party” shall mean any Person other than TMRC, Innovive and their respective Affiliates.
     1.25 “Trademark” shall mean “OSALEUKIN”.
     1.26 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.
2. REPRESENTATIONS AND WARRANTIES
     Each party hereby represents and warrants to the other party as follows:
     2.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.
     2.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
     2.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with license of this Agreement have been obtained.
     2.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

     2.5 Licensed IP Rights. As to TMRC only, TMRC (a) is the sole owner or exclusive licensee of the Licensed IP Rights, and except as TMRC has expressly informed Innovive in writing prior to the date of this Agreement, has not granted to any Third Party any license or other interest in the Licensed IP Rights in Territory, (b) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, or (ii) by making, using or selling Products, and (c) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.
     2.6 TMRC’s REPRESENTATION AND WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED AS (i) A WARRANTY OR REPRESENTATION BY TMRC AS TO THE VALIDITY OR SCOPE OF ANY LICENSED PATENT RIGHTS (ii) A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD, OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES; OR (iii) A REPRESENTATION OR WARRANTY BY TMRC OF THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY TMRC KNOW-HOW AT ANY TIME MADE AVAILABLE BY TMRC. TMRC SHALL HAVE NO LIABILITY WHATSOEVER TO INNOVIVE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSERTED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON INNOVIVE OR ANY OTHER PERSON, ARISING OUT OF IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE , OR SALE OF ANY PRODUCT BY INNOVIVE, OR THE PRACTICE OF THE LICENSED PATENT RIGHTS ;BY INNOVIVE; OR (B) THE USE BY INNOVIVE OF ANY TMRC KNOW-HOW, AND INNOVIVE SHALL HOLD TMRC, OR ITS OFFICERS, EMPLOYEES , OR AGENTS, HARMLESS IN THE EVENT TMRC, OR ITS OFFICERS, EMPLOYEES, OR AGENTS, IS HELD LIABLE THEREFOR, EXCEPT TO THE EXTENT RESULTING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF TMRC OR ITS OFFICERS, EMPOYEES, OR AGENTS.
3. LICENSE GRANT
     3.1 Licensed IP Rights. TMRC hereby grants to Innovive an exclusive license (with the right to grant sublicenses ) under the Licensed IP Rights to conduct research and to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field.
     3.2 Availability of the Licensed IP Rights. TMRC shall provide Innovive with a copy of all information available to TMRC (including information regarding the Japanese filing for the product) relating to the Licensed IP Rights, Products or Compound, including without limitation: (a) regulatory submissions including all protocols, protocol amendments and investigator brochures, (b) communications with the Competent Authorities (including the minutes of any meetings as well as all pharmacovigilance documents heretofore or hereafter prepared), (c) trial master files, including case report forms, (d) listings and tables of results from the clinical trials, (e) treatment-related serious adverse event reports from the clinical trials, (f) storage of and access permission to any retained samples of materials used in clinical trials, and (g) access to CROs involved in the clinical trials. Innovive shall provide TMRC, at TMRC’s cost for copying and delivery and to the extent Innovive is not legally or contractually prohibited therefrom, with all data and reports developed or made by Innovive under this Agreement and are specific to the Licensed IP Rights. Innovive shall grant to TMRC a nonexclusive license to use such data and reports outside the Territory, subject to TMRC paying to Innovive such cost for copying and delivery, and Innovive grants to TMRC’s other licensees of the Compound, to the extent Innovive is not legally or contractually prohibited therefrom, a nonexclusive license to use such data and reports in the Field outside the Territory subject to a royalty to be mutually agreed upon by the parties in good faith prior to the granting of such license.
     Notwithstanding foregoing TMRC has ownership for the data and reports accrued from Joint Development and is free to use such data and reports in and outside the Territory without any restriction.
     3.3 Technical Assistance. For a period of [*] following the date of this Agreement, Innovive may request that TMRC provides directly, or indirectly if reasonably possible to TMRC, such technical assistance to Innovive regarding APL as Innovive reasonably requests regarding the Licensed IP Rights, Products or Compound, including without limitation making all data relevant to regulatory filings available to Innovive and providing to Innovive all or part of TMRC’s inventory of GMP and non-GMP Compound as the parties mutually agree. In the event TMRC has adequate personnel available, TMRC shall undertake such technical assistance on Innovive’s behalf for the period determined between TMRC and Innovive. Innovive shall pay to TMRC its pre-approved, documented, reasonable expense incurred by TMRC in regarding such technical assistance to Innovive including but not limited to all salary, round trip fee and accommodation fee for providing such technical assistance.
     3.4 Registrations. TMRC acknowledges and agrees that Innovive shall own all Registrations for Products for use in the Field, in each country in the Territory. TMRC hereby grants to Innovive a free-of-charge right to reference and use and have access to all other Registrations and all other regulatory documents that relate to the Licensed IP Rights, Products or Compound, including CTAs (Clinical Trial Authorization), MAAs, and DMFs, and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”) which TMRC has right to do so. Innovive shall have the right to (sub) license the Right of Reference to its sublicensees and Affiliates on the condition that Innovive shall impose the same secrecy obligations as those of Innovive. TMRC shall promptly notify Innovive of any written or oral notices received from, or inspections by any Competent Authority relating to any such Registrations, and shall promptly inform Innovive of any responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority. During the time that TMRC is the holder of a Registration, if any, Innovive shall be entitled to attend any major meetings and participate in telephone calls with the Competent Authorities, including without limitation any major meeting preparation, meeting co-ordination and preparation of minutes.
     3.5 Product Supply. Subject to the terms and conditions contained herein, Innovive shall purchase all the requirements of the Product in the Territory from TMRC at a price of [*] Japanese yen (Yen[*]) per 2mg Tamibarotene tablet or [*] percent ([*]%) of the average reference prices of Product in [*] countries ([*] and [*]), whichever is higher; provided, however, that in the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

event of any unanticipated condition or circumstances that would have a material, adverse impact on either party’s economic return derived from such price of Product, the parties agree promptly to negotiate in good faith to arrive at a new price with a view to sharing equitably such adverse economic impact. Innovive shall provide TMRC with an annual non-binding forecast by calendar quarter Innovive’s estimated requirements. If the Supply Agreement terminates, or if purchase of the Product is not feasible due to a problem in compliance with regulations in the Territory, or due to TMRC’s inability or unwillingness to provide the total amounts required by Innovive, then the parties shall discuss in good faith how to solve such problem and explore the alternatives including allowing Innovive to manufacture product on its own. If after such good faith discussions it becomes clear that TMRC is unable to provide such required amounts of Product due to TMRC’s inability or unwillingness, then Innovive shall have the right to manufacture the Product itself, or to purchase the Product from Third Parties; provided, however, that TMRC, Innovive and such Third Parties shall in good faith discuss terms and conditions concerning such Third Parties’ manufacture.
     3.6 Continue or Return. If Innovive does not pay any milestone under Section 4.4(1), 4.4(2) or 4.4(3) after TMRC has provided written notice to Innovive and at least [*] days to make such payment, TMRC may terminate this Agreement forthwith. If Innovive does not pay any milestone under Section 4.4(6) to TMRC with respect to the use of the development of Compound for any of the indication in Field 2 after [*] years from the date of execution of this Agreement, upon written notice to Innovive regarding any such use from TMRC, Innovive shall continue such development with payment of milestone under Section 4.4(6) or the exclusive right for such development in Field 2 shall be converted to a nonexclusive right and TMRC can license such rights in Field 2 without any restriction other than Innovive’s nonexclusive right.
4. FINANCIAL CONSIDERATIONS
     4.1 Royalty Rate. In consideration for the licenses granted to Innovive herein, during the Royalty Term for a Product, Innovive shall pay to TMRC royalties, with respect to each Product, equal to [*] percent ([*]%) of Net Sales of such Product by Innovive its Affiliates and its sublicensees for the first year and following First Commercial Sale and in subsequent years either (a) such [*] percent ([*]%) of Net Sales of such Product by Innovive or (b) [*] Japanese yen (Yen[*]), whichever is greater in subsequent years, until expiration of the last-to-expire patent or [*] years from marketing Product on each indication respectively, whichever is later. If Product is supplied to Innovive by TMRC, Innovive may use the Trademark free of charge. If Product is not supplied to Innovive by TMRC, Innovive shall pay to TMRC a trademark royalty of [*] percent ([*]%) of Net Sales of Product that uses the Trademark for [*] years from the date when Innovive ceases to be supplied Product by TMRC; provided, however, that Innovive shall not pay such trademark royalty after expiration of this Agreement under Section 10.1.
     4.2 Third Party Royalties. If Innovive, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product, then Innovive shall have the right to credit one hundred percent (100%) of such Third Party royalty payments against the royalties owing to TMRC under Section 4.1 above with respect to sales of such Product in such country; provided, however, that Innovive shall not reduce the amount of the royalties paid to TMRC under Section 4.1 above by reason of

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

this Section 4.2, with respect to sales of such Product in such country, to less than [*] percent ([*]%) of Net Sales of such Product in such country.
     4.3 Combination Products. Combination Product is defined as a mixture of Compound and other active ingredient(s). Net Sales value of the Compound in the Combination Product shall be calculated by the formula of A/(A+B), where A is the value of Compound as reasonably determined by Innovive and reasonably acceptable to TMRC, and B is the value of other active ingredients. For purposes of the royalty payments, the Royalty rate set forth in Section 3.1 shall be applied to the Royalty on the Net Sales value of the Compound in the Combination Products.
     4.4 Milestones. Innovive shall pay to TMRC the following milestone payments within thirty (30) days following the first achievement of the applicable milestone:
(1) Upon signing of this Agreement, Innovive shall pay TMRC eighty million Japanese yen (Yen80, 000,000) in cash; provided, however, that the payment shall be made in the following method.
(i) Upon signing of this Agreement                Yen18,000,000
(ii) The payment of remaining Yen62,000,000 shall be extended until the time when Innovive has raised at least [*] US dollars ($ [*] USD) of new funding or until the end of March, 31, 2008, whichever is earlier.
(2) Upon 1st patient inclusion in Europe for the first Phase II Clinical Trial to obtain USA approval, Innovive shall pay TMRC [*] Japanese yen (Yen [*]) in cash.
(3) Upon inclusion of half the patients required for the first Phase II Clinical Trial in Europe to obtain USA approval or until the end of June, 30, 2008, whichever is earlier, Innovive shall pay TMRC [*] Japanese yen (Yen [*]) in cash.
(4) Upon 1st MAA submission in the Territory in Field 1, Innovive shall pay TMRC [*] Japanese yen (Yen[*]) in cash.
(5) Upon 1st MAA Approval in the Territory in Field 1, Innovive shall pay TMRC [*] Japanese yen (Yen[*]) in cash
(6) Upon 1st patient inclusion in the first European Phase II Clinical Trial for MAA in the Territory for each indication of the Field 2, Innovive shall pay TMRC [*] Japanese yen (Yen[*]) in cash for each indication of the Field 2.
(7) Upon 1st MAA submission in the Territory for each indication of the Field 2, Innovive shall pay TMRC [*] Japanese yen (Yen [*]) in cash.
(8) Upon 1st MAA Approval in the Territory for each indication of the Field 2, Innovive shall pay TMRC [*] Japanese yen (Yen[*]) in cash.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5. ROYALTY REPORTS AND ACCOUNTING
     5.1 Royalty Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Product and the receipt by Innovive or its Affiliates of Net Sublicensing Revenues, Innovive shall furnish to TMRC a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of Net Sublicensing Revenues for such quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales and Net Sublicensing Revenues; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of EUR. With respect to sales of Products invoiced in EUR, the gross sales, Net Sales and royalties payable shall be expressed in EUR. With respect to (i) Net Sales invoiced in a currency other than EUR and (ii) cash consideration paid in a currency other than EUR by Innovive’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the EUR equivalent. The EUR equivalent shall be calculated using the average of the exchange rate (local equivalent per EUR) published in Financial Times, on the last business day of each month during the latest applicable calendar quarter.
     5.2 Audits.
          5.2.1 Upon the written request of TMRC and not more than once in each calendar year, Innovive shall permit an independent certified public accounting firm of nationally recognized standing selected by TMRC and reasonably acceptable to Innovive, at TMRC’s expense, to have access during normal business hours to such of the financial records of Innovive as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which TMRC has already conducted an audit under this Section).
          5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, Innovive shall pay such additional amounts within thirty (30) days after the date TMRC delivers to Innovive such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by TMRC; provided, however, if the audit discloses that the royalties payable by Innovive for such period are more than [*] percent ([*]%) of the royalties actually paid for such period, then Innovive shall pay the reasonable fees and expenses charged by such accounting firm.
          5.2.3 TMRC shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Innovive shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Innovive regarding such financial information. The accounting firm shall disclose to TMRC only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. TMRC shall treat all such financial information as Innovive’s Confidential Information.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6. PAYMENTS
     6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.
     6.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Innovive shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to TMRC’s account in a bank or other depository institution in such country.
     6.3 Withholding Taxes. Innovive shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Innovive, its Affiliates or sublicensees, or any taxes required to be withheld by Innovive, its Affiliates or sublicensees, to the extent Innovive, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of TMRC such taxes, levies or charges. Innovive shall use reasonable best efforts to minimize any such taxes, levies or charges required to be withheld on behalf of TMRC by Innovive, its Affiliates or sublicensees. Innovive promptly shall deliver to TMRC proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto within thirty (30) days of receipt of confirmation of payment.
7. RESEARCH AND DEVELOPMENT OBLIGATIONS
     7.1 Research and Development Efforts. Innovive shall use its commercially reasonably best efforts to conduct such human clinical trials as Innovive determines are necessary or desirable to obtain regulatory approval to manufacture and market such Product as Innovive determine are commercially feasible in the Territory in accordance with Exhibit E hereto. Innovive shall not publish any preclinical studies of Tamibarotene without a prior written approval from TMRC, such approval not to be unreasonably withheld. Innovive shall grant to TMRC to the extent Innovive is not legally or contractually prohibited therefrom, a nonexclusive license to use data based on such human clinical trials and regulatory approval in the Field outside the Territory subject to TMRC paying Innovive ’s cost to provide such data to TMRC, and Innovive grants to TMRC’s other licensees of the Compound, to the extent Innovive is not legally or contractually prohibited therefrom, a non exclusive license to use such data in the Field outside the Territory subject to a royalty to be mutually agreed upon by the parties in good faith prior to the granting of such license.
     Notwithstanding foregoing TMRC has ownership for the data based on such human clinical trials and regulatory approval accrued from Joint Development and TMRC are free to use such data and reports in and outside the Territory without any restriction.
     7.2 Joint Development. TMRC shall conduct Joint Development in accordance with Exhibit D. The terms and conditions for the joint development shall be determined between TMRC and Innovive.

     7.3 Records. Innovive shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products.
     7.4 Reports. Within sixty (60) days following the end of each half calendar year during the term of this Agreement, Innovive shall prepare and deliver to TMRC a written summary report which shall describe (a) the research performed to date employing the Licensed IP Rights, (b) the progress of the development, and testing of Products in clinical trials, and (c) the status of obtaining regulatory approvals to market Products and Innovive shall inform TMRC of the new development of clinical trial and regulatory approval from time to time.
8. CONFIDENTIALITY
     8.1 Confidential Information. During the term of this Agreement, and for a period of [*] years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
     8.2 Permitted Disclosures. The confidentiality obligations contained in Section 8.1 above and 8.3 below shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Innovive may disclose Confidential Information of the TMRC relating to information developed pursuant to this Agreement to any Person with whom Innovive has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Innovive.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

     8.3 Non Disclosures Except as otherwise provided in Section 8.2 above, TMRC and Innovive shall not disclose any terms or conditions of this Agreement to any Third Party without the written consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, Innovive and TMRC have agreed upon the substance of information that can be used to describe the terms of this transaction for IPO, equity financing and actual investors, and without the other party’s consent, Innovive and TMRC may disclose such information, as modified by mutual agreement from time to time.
9. PATENTS
     9.1 Patent Prosecution and Maintenance. Innovive shall have the right to control, at [*] cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights. Innovive shall give TMRC an opportunity to review and comment on the text of each patent application subject to this Section 9.1 before filing, and shall supply TMRC with a copy of such patent application as filed, together with notice of its filing date and serial number. TMRC shall cooperate with Innovive, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1. Notwithstanding the foregoing, TMRC and Innovive shall have joint ownership of any patents to the extent claiming inventions conceived in the course of Joint Development, . TMRC and its Licensees (including sublicensees) are free to practice such inventions claimed by such patents outside the Territory and within Territory outside the Field under this Agreement or the LICENSE AGREEMENT without any restriction. If Innovive, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Innovive shall notify TMRC in writing thereof and following the date of such notice (a) TMRC may control, at [*] cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Innovive shall thereafter have no license under this Agreement to such patents and patent applications. TMRC represents and warrants that as of the Effective Date and throughout the term of this Agreement (i) TMRC has and shall maintain the exclusive rights in Territory to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights, and (ii) TMRC has and shall maintain the necessary rights to grant to Innovive the right to control, with a prior consent of TMRC’s licensors of the Licensed Patent Rights, which consent TMRC shall use commercially reasonable efforts to obtain and maintain, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights as set forth in this Agreement.
     9.2 Notification of Infringement. Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.
     9.3 Enforcement of Patent Rights. Innovive, at [*] expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in Innovive’s own name and, if required by

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

law, in the name of TMRC and shall consider, in good faith, the interests of TMRC in so doing. If Innovive does not, within one hundred twenty (120) days of receipt of notice from TMRC, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, TMRC shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of TMRC’s intent to file such suit, Innovive shall have the right to jointly prosecute such suit and to fund up to [*] the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party.
     9.4 Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.
10. TERMINATION
     10.1 Expiration. Subject to Sections 10.2 and 10.4 below, this Agreement shall expire on the expiration of the last to expire Valid Claim or, if later, fifteen (15) years from the date of First Commercial Sale of the Product in the Territory. Upon expiration of this Agreement (a) Innovive shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights and Licensed Trademark Rights to make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field, and (b) Section 3.4 shall survive.
     10.2 Termination by Innovive. Except as otherwise provided in Section 12, Innovive may terminate this Agreement upon or after the breach of any material provision of this Agreement by TMRC if TMRC has not cured such breach within ninety (90) days after notice thereof by Innovive; provided, however, if any default is not capable of being cured within such ninety (90) day period and TMRC is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Innovive shall have no right to terminate this Agreement.
     10.3 Termination by TMRC. Except as otherwise provided in Section 12, TMRC may terminate this Agreement upon or after the breach of any material provision of this Agreement by Innovive if Innovive has not cured such breach within ninety (90) days after notice thereof by TMRC; provided, however, if any default is not capable of being cured within such ninety (90) day period and Innovive is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, TMRC shall have no right to terminate this Agreement. Notwithstanding termination by TMRC under this Section 10.4, any royalties or milestone payments that have accrued prior to such termination shall survive such termination.
     10.4 Insolvency or Bankruptcy. To the extent permitted by applicable laws, either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part, by written notice to the other party in the event the other party shall have

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

become insolvent or bankrupt, or shall have made assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party. The parties agree that, (i) in the event of the commencement of a bankruptcy proceeding by or against Innovive under applicable laws that has not been dismissed or resolved within ninety (90) days, TMRC shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property obtained in the course of development of the Product and all embodiments of such intellectual property shall be promptly delivered to it upon any such termination of this Agreement, upon expiration of such ninety (90) day period upon its written request therefore, unless Innovive elects to continue to perform all of its obligations under this Agreement or (ii) in case of a commencement of bankruptcy proceeding by or against TMRC under applicable laws, TMRC shall, free of charge, furnish Innovive with TMRC’s data under Licensed Know-How Rights which TMRC has at the time of such commencement and TMRC has right to do so.
     10.5 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 8, 9, 10, 11 and 13 shall survive the expiration or termination of this Agreement. Upon any termination of this Agreement, TMRC shall grant a direct license to any sublicense of Innovive hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.
11. INDEMNIFICATION
     11.1 Indemnification. Innovive shall defend, indemnify and hold TMRC harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Innovive, or the gross negligence or willful misconduct of Innovive in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of TMRC or the breach of this Agreement by TMRC.
     11.2 Procedure. TMRC promptly shall notify Innovive of any liability or action in respect of which TMRC intends to claim such indemnification and Innovive shall have the right to assume the defense thereof with counsel selected by Innovive. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Innovive, which consent shall not be withheld unreasonably. The failure to deliver notice to Innovive within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Innovive of any liability to TMRC under this Section 11, but the omission so to deliver notice to Innovive will not relieve it of any liability that it may have to TMRC otherwise than under this Section 11. TMRC under this Section 11, its employees and agents, shall cooperate with Innovive and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.
     11.3 Insurance. Innovive shall maintain product liability insurance with respect to the research, development, manufacture and sales of Products by Innovive in such amount as Innovive customarily maintains with respect to the research, development, manufacture and sales of its similar products. Innovive shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as Innovive customarily maintains insurance covering the research, development, manufacture or sale of its similar products.
12. FORCE MAJEURE
     Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.
13. MISCELLANEOUS
     13.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to TMRC:	TMRC Co., Ltd.
4-3, Akasaka 3-chome, Minato-ku
Tokyo 107-0052
Attention: Takeki Baba, Director Legal Dept.

If to Innovive:	Innovive Pharmaceuticals, Inc.
555 Madison Avenue, 25th Floor
New York, NY 10022, U.S.A.
Attention: Eric Poma, VP Business Development
     13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England, without regard to the conflicts of law principles thereof.
     13.3 Arbitration. Any dispute, controversy or claim initiated by either party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide third party action or proceeding filed or instituted in an action or proceeding by a Third Party against a party to this agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other party. Any such arbitration shall be conducted in the English language under the International Dispute Resolution Procedures and Arbitration Rules of the American Arbitration Association (the “Rules”) by a panel of three (3) arbitrators appointed in accordance with such Rules. Any such arbitration shall be held in New York, New York if Innovive is a defendant or in Tokyo, Japan if TMRC is a defendant. The method and manner of discovery in any such arbitration proceedings shall be governed by the Rules. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including attorneys’ fees and expenses of the parties) in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.
     13.4 Assignment. TMRC and Innovive shall not assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
     13.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.
     13.6 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof except secrecy agreement as of July 25, 2006, LICENSE AGREEMENT and SUPPLY AGREEMENT between TMRC and Innovive. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein except the secrecy agreement as of July 25, 2006, LICENSE AGREEMENT and SUPPLY AGREEMENT between TMRC and Innovive.
     13.7 No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the parties and their successors and permitted assigns, and shall not be construed as conferring any rights in any other Persons. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. No Person who is not a party to this Agreement (including any employee, officer, agent, representative, licensee or subcontractor of either party) shall have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that Person without the express prior agreement in writing of the parties, which agreement must refer to this Section 13.7.
     13.8 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.
     13.9 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.
     13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

TMRC CO., LTD.

By:
Name:	Tetsuya Inagaki
Title:	President & CEO

INNOVIVE PHARMACEUTICALS,INC.

By:
Name:	Steven Kelly
Title:	President & CEO

EXHIBIT A
Licensed Patent Rights
PCT/[*](regarding manufacturing method)
EP Patent [*] (application [*])
PCT/[*] (regarding Polymorphism)
Application [*]
PCT/[*] (regarding combination use)

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT B
TM-411 (Tamibarotene)

EXHIBIT C
European countries falling under the regulation of the European Medicine Agency (“EMEA”). In addition, the countries of Norway and Switzerland will be included in the definition of Territory.

EXHIBIT D
Joint Development
(to be discussed later)

EXHIBIT E
Innovive’s Clinical Trial and Schedule
Tamibarotene – Draft Study Timelines
[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.